Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between RayzeBio, Inc. (the “Company”) and Arvind Kush (“Executive”) as of August 22, 2023, and to become effective as of immediately prior to the closing of the Company’s underwritten initial public offering.

RECITALS

WHEREAS, Executive is currently employed by the Company;

WHEREAS, the Company wishes to continue Executive’s employment on the terms and conditions as set forth herein; and

WHEREAS, Executive desires to accept continued employment by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

1. Employment by the Company. Executive will be employed as the Company’s Chief Financial Officer, and shall perform such duties as are required by the Company’s Chief Executive Officer, to whom Executive will report. This is an exempt position, and during Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. Executive’s primary work location shall be the Company’s office located in San Diego, California. The Company reserves the right to reasonably require Executive to perform Executive’s duties at places other than Executive primary work location from time to time, and to require reasonable business travel. The Company may modify Executive’s job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Compensation.

2.1 Base Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $460,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Annual Discretionary Bonus. During each year of employment with the Company, Executive will be eligible for an annual discretionary bonus with a target amount of 50% of Executive’s then current annual Base Salary, prorated for the number of days employed in a calendar year (the “Annual Bonus”). Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company (the “Board”) (or a duly authorized committee thereof) in its discretion based upon the

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achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. Executive must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. If Executive’s employment is terminated either by Executive or the Company for any reason prior to the bonus payment date, Executive will not be eligible for a bonus, prorated or otherwise.

3. Reasonable Business Expenses. Executive will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4. Company Policies; Standard Company Benefits.

4.1 The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

4.2 Executive shall be entitled to participate in all employee benefit programs for which Executive is eligible under the terms and conditions of the benefit plans that may be in effect from time to time and provided by the Company to its employees. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.

5. At-Will Employment. The employment relationship between Executive and the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

6. Outside Activities During Employment. Except with the prior written consent of the Company’s Chief Executive Officer, Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor. Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of Executive’s duties hereunder. Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

7. Severance Plan Participation. Executive will be eligible for certain severance and change in control benefits under the terms and conditions of the Company’s Severance and Change in Control Plan, if and as adopted by the Company and amended from time to time, and Executive’s executed participation agreement thereunder, if and as executed by and between Executive and the Company (the “Severance Plan”).

8. Confidentiality Obligations. As a condition of employment, Executive shall continue to abide by Executive’s previously executed Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached as Exhibit A. In Executive’s work for the Company, Executive will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Executive has an obligation of confidentiality. Rather, Executive will be expected to use only that information which is generally

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known and used by persons with training and experience comparable to Executive’s own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Executive agrees that Executive will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Executive has an obligation of confidentiality. Executive hereby represents that Executive has disclosed to the Company any contract that may restrict Executive’s activities on behalf of the Company.

9. Arbitration of All Disputes.

9.1 Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between Executive and the Company, both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (“FAA”), and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) Executive’s employment with the Company (including but not limited to all statutory claims); or (iii) the termination of Executive’s employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH EMPLOYEE AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING.

9.2 Arbitrator Authority. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.

9.3 Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by Executive or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.

9.4 Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in San Diego, California, or as otherwise agreed to by Executive and the Company, under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all

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JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law.

9.5 Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event Executive intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

9.6 Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.

10. General Provisions. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation, that certain employment offer letter agreement dated October 5, 2021 by and between Executive and the Company. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this letter, must be made in a written agreement signed by Executive and the Company’s Chief Executive Officer. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without Executive’s prior written consent. Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

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Best regards,

RAYZEBIO, INC.

/s/ Ken Song
Ken Song, M.D.
President and Chief Executive Officer

Accepted and agreed:

/s/ Arvind Kush
Arvind Kush

Date: August 22, 2023

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Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

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